EXHIBIT 99.1

U.S. Sixth Circuit Court of Appeals Rules in Favor of Tennessee Commerce Bancorp

FRANKLIN, Tenn.—(BUSINESS WIRE)— A three-judge panel of the United States Circuit Court of Appeals for the Sixth Circuit unanimously decided in favor of Tennessee Commerce Bancorp, Inc. (Nasdaq: TNCC), by staying enforcement of a preliminary injunction sought by the Secretary of Labor. The decision of the Sixth Circuit arose when the Secretary of Labor filed a lawsuit to enforce the Preliminary Order that found for George Fort, the former CFO of TNCC. Mr. Fort was terminated for cause and then claimed that his termination was due to his alleged whistleblower activities.

The Sixth Circuit found, among other things, that TNCC had a “strong or substantial likelihood of success on the merits” in the case filed by the Secretary of Labor on behalf of Mr. Fort and that TNCC would suffer irreparable harm if the Secretary received the relief she sought for Mr. Fort. The Sixth Circuit agreed with TNCC and held that: “A balancing of the harms supports the issuance of a stay.”

Effective immediately, Mr. Fort no longer works at the Bank. Frank Perez has resumed the title of Chief Financial Officer of TNCC.

TNCC denies it engaged in any unlawful conduct and affirms that TNCC acted with cause when it made the decision to terminate Mr. Fort. The company appealed the initial ruling by the Department of Labor because it was preliminary and did not provide TNCC a full and fair opportunity to present its defense. Therefore, reinstating Mr. Fort based on a preliminary ruling was viewed by TNCC as inappropriate. His reinstatement also would have been highly damaging to TNCC.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank. The Bank provides a wide range of banking services and is primarily focused on serving the financial needs of businesses. Its corporate and banking offices are located in Franklin, Tennessee, and it has loan production offices in Atlanta, Birmingham and Minneapolis. Tennessee Commerce Bancorp’s stock is traded on the NASDAQ Global Market under the symbol TNCC. Additional information concerning Tennessee Commerce Bancorp can be accessed at www.tncommercebank.com.